Exhibit 10.25

December 1, 2003

Mr. Gary Greenfield
9800 Bent Cross Drive
Potomac, MD 20854

Dear Gary:

     GXS Corporation (together with its parent GXS Holdings, Inc. (the “Parent”) and their subsidiaries, the “Company”) is pleased to offer you employment as its Chief Executive Officer.

     You will be paid a salary at the initial annual rate of $1,200,000, payable in accordance with the Company’s standard payroll practices for salaried employees and subject to applicable taxes, and will eligible for employee benefits made available generally to senior executives of the Company, including six weeks of annual vacation.

     Like all Company employees, you will be required, as a condition to your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement and to provide any documentation required by law.

     The Company will recommend to the Board of Directors or its Compensation Committee that you receive options (the “Options”) to purchase (i) approximately 0.5% of the outstanding common stock of Parent (on a fully diluted basis, including common stock reserved for issuance under the Parent’s stock incentive plan) and (ii) approximately 0.5% of the outstanding preferred stock of Parent. The exercise price of the Options will be the fair market value of the underlying stock at the time of grant. The Options will vest on the date that is six months after you commence employment, subject to accelerated vesting in the event that either your employment is terminated by the Company without cause or the Company names a permanent successor to you as Chief Executive Officer (other than as a result of your resignation or termination for cause).

     Your employment with the Company will be “at will”, meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause. This letter is the entire agreement related to the subject matter hereof and supersedes any prior understandings or agreements, whether oral or written, between you and the Company. The terms of this letter will be governed by Maryland law.

     This offer, if not accepted, will expire at the close of business on December 2, 2003.

Very truly yours,

GXS Corporation

By: /s/ David R. Golob

Name: David R. Golob 12-2-03
Title:

I have read and accept this employment offer.

/s/ Gary Greenfield

Gary Greenfield
Dated: 12-2-03

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